Exhibit (a)(1)(ii)

FORM OF TENDER OFFER FORM

Tanggal Efektif / Effective Date	:	16 Januari 2009	Tanggal Pengembalian Saham / Refund Date	:	23 Februari 2009
Periode Penawaran Tender / Tender Offer Period	:	20 Januari - 18 Februari 2009	Tanggal Pembayaran / Payment Date	:	5 Maret 2009
Tanggal Penjatahan / Allotment Date	:	20 Februari 2009

FORMULIR PENAWARAN TENDER/	Nomor/Number	:
TENDER OFFER FORM	Tanggal Permohonan/ Application Date	:

WNI / Indonesian Nationality
WNA / Foreign Nationality
Qatar Telecom (Qtel) Q.S.C. BIDANG USAHA / BUSINESS ACTIVITIES Industri telekomunikasi / Telecommunication industry

PENAWARAN TENDER / TENDER OFFER

Sampai dengan sejumlah 1.314.466.775 Saham Seri B milik pemegang saham PT Indosat Tbk. dengan harga penawaran Rp7.388,- (tujuh ribu tiga ratus delapan puluh delapan Rupiah) per Saham Seri B.	Up to 1,314,466,775 Series B Shares owned by shareholders of PT Indosat Tbk. at an offer price of Rp7,388.- (Seven thousand three hundred and eighty eight Rupiah) per Series B Share.

PT Indosat Tbk.

BIDANG USAHA / BUSINESS ACTIVITIES

Penyedia Jaringan dan/atau Jasa Telekomunikasi serta Informatika di Indonesia / Telecommunications and Informatics Network and/or Services Provider in Indonesia

Kepada :	Qatar Telecom (Qtel) Q.S.C.	To:	Qatar Telecom (Qtel) Q.S.C.
	(“Pihak Yang Melakukan Penawaran Tender”)		(“Offeror”)

Dengan ini saya / kami:		I / We herewith:
- mengajukan pemesanan untuk menjual saham PT Indosat Tbk. dan bersedia memenuhi syarat-syarat penawaran yang tercantum dalam Pernyataan Penawaran Tender dan Formulir Penawaran Tender ini;		- submit this application to sell the Shares in PT Indosat Tbk. and accept the terms and conditions set out in the Tender Offer Statement and this Tender Offer Form;
- menginstruksikan perusahaan efek / bank kustodian yang mengelola efek saya / kami untuk memindahkan saham saya / kami sebesar tersebut di bawah ini ke Rekening Penampungan Sementara KSEI.		- instruct the securities company / custodian bank that administers my / our shares to transfer my / our shares in the amount as stated below to the Temporary Escrow Account of KSEI.

JUMLAH SAHAM YANG DITAWARKAN UNTUK DIJUAL/ NUMBER OF SHARES OFFERED TO BE SOLD	NOMOR SUB-REKENING DI KSEI/ KSEI SUB ACCOUNT NUMBER

PERSYARATAN:	CONDITIONS:

Dengan ini saya/kami menyatakan bahwa saya / kami:	I / We declare that I am / we are:
(a) Perorangan atau (b) Lembaga / Badan Hukum Indonesia / Asing yang memiliki saham PT Indosat Tbk. sebagaimana diatur dalam Undang-Undang No. 8 Tahun 1995 tentang Pasar Modal dan Peraturan No. IX.F.1 Lampiran Keputusan Ketua BAPEPAM No. Kep-04/PM/2002 tanggal 3 April 2002 tentang Penawaran Tender.	(a) An individual or (b) An Indonesian / Foreign Institution / Legal Entity who owns shares in PT Indosat Tbk. in accordance with Law No.8 Year 1995 regarding Capital Market and Regulation No. IX.F.1 Attachment to the Decree of Chairman of BAPEPAM No. Kep-04/PM/2002 dated 3 April 2002 regarding Tender Offer.

PERNYATAAN PENERIMAAN / STATEMENT OF ACCEPTANCE

Dengan ini saya / kami menyatakan bahwa kami telah menerima sepenuhnya dan menyatakan hal-hal sebagai berikut:	I / We declare that I / We have accepted in full and state the following matters:
1. telah membaca, mengerti dan menerima semua syarat dan ketentuan yang tercantum dalam Pernyataan Penawaran Tender dan Formulir Penawaran Tender ini;	1. have read, understood and accepted all terms and conditions set forth in the Tender Offer Statement and this Tender Offer Form;
2. memahami dan menerima sepenuhnya syarat dan ketentuan yang berlaku mengenai penjualan saham saya / kami seperti yang tercantum dalam Pernyataan Penawaran Tender dan Formulir Penawaran Tender ini;	2. understand and accept all terms and conditions regarding the sale of my / our shares as stipulated in the Tender Offer Statement and this Tender Offer Form;
3. bersedia untuk menanggung setiap dan segala akibat dan / atau kerugian yang mungkin timbul apabila pernyataan ini tidak benar dalam hal apapun.	3. agree to be liable for any and all consequences and / or losses which may occur as a result of any false statements made herein.

CARA PEMBAYARAN / MANNER OF PAYMENT
Pembayaran kepada pemohon yang namanya tercantum dalam formulir ini akan dilakukan oleh KSEI dengan pembayaran dana melalui C-BEST dengan instruksi untuk melakukan Book Transfer ke dalam rekening perusahaan efek / bank kustodian yang mengelola rekening efek pemohon. Biaya-biaya yang timbul atas jasa bank dan biaya-biaya terkait sehubungan dengan pembayaran akan ditanggung oleh Pemohon/ Payment to applicant whose name stated in this form will be made by KSEI who will transfer the fund through C-BEST by giving instruction to perform Book Transfer to the account of the securities company / custodian bank that administers the applicant’s shares. Bank and other costs relating to the payment shall be borne by the Applicant.

PEMOHON (Agar ditulis dalam huruf cetak besar) / APPLICANT (Please use capital letters)

Nama Lengkap / Full Name	:
(Maksimum 40 karakter termasuk symbol / Maximum 40 characters including symbols)

Status	:	☐ Perorangan / Individual	☐ Badan Usaha / Business Entity

Kewarganegaraan / Nationality	:	☐ WNI / Domestic	☐ WNA / Foreign Nationality - Negara / Country :

Jenis Badan Hukum / Type of Institution	:	☐ Reksa Dana / Mutual Fund	☐ Manajer Investasi / Fund Manager	☐ Lembaga Keuangan / Financial Institution

		☐ Dana Pensiun / Pension Fund	☐ Yayasan / Foundation	☐ Koperasi / Cooperative

		☐ Asuransi / Insurance Company	☐ PT / Limited Liability Company	☐ Lain-lain / Others

		☐ Asosiasi / Association	☐ Bank / Bank

Alamat Lengkap / Complete Address	:

No. Telepon / Phone No.	:

No. Jati Diri / Identity Card No.	:

Pejabat yang berwenang dari Lembaga / Badan Usaha / Authorized Officer of Institution / Legal Entity

Nama Lengkap / Full name	:	(1)	(2)

Jabatan / Title	:

UNTUK DIISI OLEH PEMOHON / TO BE COMPLETED BY APPLICANT	UNTUK DIISI OLEH PERUSAHAAN EFEK/ BANK KUSTODIAN PENGELOLA EFEK PEMOHON/ TO BE COMPLETED BY THE SECURITIES COMPANY/ CUSTODIAN BANK THAT ADMINISTERS THE SHARES OF THE APPLICANT	UNTUK DIISI OLEH BIRO ADMINISTRASI EFEK YANG DITUNJUK / TO BE COMPLETED BY APPOINTED SHARE REGISTRAR
	Cap Perusahaan Efek / Kustodian	Tanggal Penerimaan / Date of Receipt
Securities Company / Custodian Seal

Tanda Tangan dan Cap / Signature and Seal		Cap Biro Administrasi Efek Yang Ditunjuk / Appointed Share Regitrar Seal